Exhibit 99.1

Press Release	Source: Fischer Imaging Corporation

Fischer Imaging Names Steven Durnil President and CEO Succeeding Harris Ravine
Monday July 11, 9:00 am ET

DENVER—(BUSINESS WIRE)—July 11, 2005—Fischer Imaging Corporation (Pink Sheets:FIMG - News) today named Steven Durnil president and CEO, succeeding Harris Ravine who resigned from the company as an officer and member of the board of directors effective immediately. Ravine will continue to work with the company and the board of directors in a consulting capacity.

Durnil had been Fischer’s chief operating officer. He joined Fischer as Vice President of Manufacturing and Supply Chain in July 2004. Previously he was with Hitachi Business Consulting as a senior manager in high technology supply chain management. Before that he held operational and general management roles in the automotive and various other manufacturing industries. Durnil will retain his chief operating officer responsibilities.

The company said that it is in the process of transitioning its business in connection with the previously announced decision to sell the intellectual property associated with its mammography business to Hologic, Inc.

About Fischer Imaging

Fischer Imaging Corporation designs, manufactures and markets medical imaging systems for the screening and diagnosis of disease. One company focus is women’s health, particularly the diagnosis and screening of breast cancer through the application of innovative digital imaging technologies. The company also produces equipment designed for Emergency, Radiology, Surgical, and certain Cardiovascular needs. Fischer Imaging began producing general-purpose x-ray imaging systems in 1910 and is the oldest manufacturer of x-ray imaging devices in the United States. For more information, visit www.fischerimaging.com.

Certain statements contained in this news release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the anticipated completion of the Hologic transaction. These statements involve a number of known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from such forward-looking statements. Completion of the transaction is subject to customary conditions, including the approval of the transaction by Fischer stockholders. We may be unable to obtain stockholder approval of the transaction or satisfy other conditions to closing, and the transaction may not be completed when expected, or at all. The forward-looking statements contained herein are also subject to risk and uncertainties generally applicable to Fischer’s business certain of which are described as “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2004. Readers are cautioned to avoid placing undue reliance on such forward-looking statements, which speak only as of the date the statements are made. It is recommended that our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, be read together with this news release to better understand our business, results of operations and financial condition.

Contact:
Resonant Communications
Michael Klatman, 303-581-0509

Source: Fischer Imaging Corporation